Exhibit 99

Digital Power Reports Financial Results for the Second Quarter Ended June 30, 2008

FREMONT, Calif., August 19, 2008, Digital Power Corporation (Amex: DPW - News) announced today its financial results for the second quarter ended June 30, 2008.

Digital Power reported revenue of $3,347,000 for the second quarter, an increase of 32% from $2,536,000 for the same quarter last year. The company also reported an operating profit of $206,000 for the second quarter of 2008, compared to an operating loss of $200,000 for the same quarter last year. Digital Power reported a net profit of $215,000 for the second quarter, compared to a net loss of $196,000 for the same quarter last year.

Revenue for the six months ended June 30, 2008, was $6,516,000, a 24% increase from revenue of $5,278,000 for the six months ended June 30, 2007. Net profit for the six months ended June 30, 2008, was $54,000, compared to a net loss of $155,000 for the same period in 2007.

Commenting on the results, President and CEO, Amos Kohn, stated: “We are very pleased with our second quarter performance. During the quarter we continued to expand our presence in the market place by initiating direct relationships with new customers, expanding our footprint to all four Digital Power target market segments. We will continue to focus our marketing efforts to penetrate the defense/military, medical, telecom and industrial market segments. We also expanded our representative and distributors sales force to promote and sell our product lines in the North America and in Europe.

“Going forward, we will invest more in engineering and marketing to accelerate the development of even more advanced state-of-the-art power products and solutions. We also plan to further strengthen our sales force to support our growth strategy. Finally, Digital Power is implementing a fully-integrated management software system that will support sales, accounting, production and marketing activities.”

Digital Power designs, manufactures, sells and distributes switching power supplies to industrial, telecommunication, data communication, medical, and military industries. Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

Forward Looking Statements

This news release contains forward looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Digital Power may differ materially from those expressed or implied by such forward looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements concerning our current expectations regarding revenue and earnings results, planned and targeted expansion of our business, and anticipated sale of our products.

Readers are cautioned that such forward looking statements are subject to risks, uncertainties and assumptions, and that actual events or results may differ materially from those anticipated events or results expressed or implied by such statements. In particular, the following factors could cause actual results to differ materially from those described in the forward looking statements: (a) inability to complete sales, or possible delays in deployment, of products under international projects due to inability to complete or possible delays in completing the legal and commercial terms for such projects, including the timely receipt of purchase orders for such projects, quality issues, project delays or cancellations, political instability, inability to obtain proper acceptances or other unforeseen obstacles or delays; (b) inability to complete or possible delays in completing certain research and development efforts required for our projects; (c) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing markets and technologies; (d) the risk that our cost-cutting initiatives may have impaired our ability to effectively develop and market products and remain competitive in our target markets; (e) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (f) lower than expected demand for our products and pricing pressures on those products as a result of increased competition, consolidation within the industry; (g) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (h) the ability to manage the risks associated with attempting to grow our business; (i) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; and (j) delays in the rate of acceptance of our new product initiatives in the markets into which they will be sold, caused by extended testing or acceptance periods, requests for custom or modified engineering of such products, and customer budget cycles, among other factors.

Other factors that could cause actual events or results to differ materially from those contained in the forward looking statements are included in our most recent Form 10-KSB and Form 10-Q filings with the Securities and Exchange Commission. All documents are also available through the SEC’s website at www.sec.gov or from our website at www.digipwr.com. We assume no obligation and do not intend to update these forward looking statements, at any time or for any reason.

Digital Power Corporation

Financial Data
(In thousands except for per share amounts)

	Three months Ended June 30,		Six months Ended June 30,

Statement of Operations Data	2008	2007	2008	2007

Revenues	$3,347	$2,536	$6,516	$5,278
Operating profit (loss)	206	(200)	41	(175)
Net profit (loss)	215	(196)	54	(155)

Basic net income (loss)
Per share	$0.032	$(0.030)	$0.008	$(0.023)
Diluted net income (loss)
Per share	$0.031	$(0.030)	$0.008	$(0.023)

	As of June 30,
Balance Sheet Data	2008	2007

Working capital	$3,655	$3,254
Total assets	6,157	5,197
Shareholders' equity	3,857	3,406